Exhibit 97.1

Effective as of October 2, 2023 (Policy Adopted October 27, 2023)

PARK HOTELS & RESORTS INC.
INCENTIVE COMPENSATION CLAWBACK POLICY

1.Policy Overview. Park Hotels & Resorts Inc. (the “Company”) has adopted this Incentive Compensation Clawback Policy (the “Policy”) in order to help ensure that Incentive Compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets and to enable the Company to recover Excessive Incentive Compensation in the event of an Accounting Restatement.

This Policy is intended to comply with Section 303A.14 of the NYSE Listed Company Manual, Section 10D of the Act, and Rule 10D-1(b)(1) as promulgated under the Act, and shall be interpreted in a manner consistent with those requirements.

2.Recovery of Excess Incentive Compensation. Except as set forth in this Policy, in the event of an Accounting Restatement, the Company shall recover Excess Incentive Compensation reasonably promptly, in amounts determined pursuant to this Policy. The Company’s obligation to recover Excess Incentive Compensation is not dependent on the filing of restated financial statements or the finding of any misconduct by or fault of the applicable Covered Executive.

3.Definitions. As used in this policy, the following capitalized terms shall have the meanings set forth below.

a.“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to the previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, a restatement resulting solely from the retrospective application of a change in generally accepted accounting principles is not an Accounting Restatement.

b.“Act” means the Securities Exchange Act of 1934, as amended.

c.“Board” means the Board of Directors of the Company.

d.“Committee” means the Compensation & Human Capital Committee of the Board.

e.“Covered Executive” means an individual who is currently or previously served as the Company’s Chief Executive Officer, President, Chief Financial Officer, principal accounting officer (or if there is no such accounting officer, the controller), vice-president of the Company in charge of a principal business unit, division, or function, an officer who performs (or performed) a policy-making function for the Company, any other person who performs (or performed) similar policy-making functions for the Company or is designated by the Board or the Committee from time to time by notice to the person. This Policy is also binding and enforceable against the beneficiaries, heirs, executors, administrators or other legal representatives of all Covered Executives.

f.“Excess Incentive Compensation” means the amount of Incentive Compensation received during the Recoupment Period by any Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been received by such Covered Executive if the determination of the Incentive Compensation to be received had been determined based on restated amounts in the Accounting Restatement and without regard to any taxes paid. Where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, including compensation based on stock price or total stockholder return, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the financial reporting measure (e.g., stock price or total stockholder return) and documentation of such determination shall be maintained by the Committee, including for purposes of providing such documentation to NYSE.

g.A “financial reporting measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such measures, or (ii) the Company’s stock price and/or total stockholder return. A financial reporting measure need not be presented within the financial statements or included in a filing with the commission.

h.“Incentive Compensation” means any compensation (including annual performance bonuses and annual ongoing long-term incentive awards (in each case, including cash, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock-based awards)) that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.

i.Incentive Compensation is deemed “received” in the fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or issuance of such Incentive Compensation occurs after the end of that period and regardless of any required holding period. For example, if the performance target for an award is based on total stockholder return for the year ended December 31, 2023, the award will be deemed to have been received in 2023 even if paid in 2024 or later.

j.“Recoupment Period” means the three completed fiscal years preceding the Trigger Date, and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years, provided that any transition period of nine months or more shall count as a full fiscal year.

k.“Trigger Date” means the earlier to occur of: (a) the date the Board, the Audit Committee (or such other Committee of the Board as may be authorized to make such a conclusion), or the officer or officers of the Company authorized to take such action if action by the Board is not required concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement; in the case of both (a) and (b) regardless of if or when restated financial statements are filed.

4.Administration; Committee Determination Final. The Committee shall have full authority to interpret, administer and enforce the Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, in accordance with its business judgment. Any determination by the Committee (or by any officer of the Company to whom enforcement authority has been delegated) with respect to this Policy shall be final, conclusive, binding on all interested parties, need not be

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uniform with respect to each individual covered by the Policy, and shall be given the maximum deference permitted by law.

5.Forms of Recovery. If the Committee determines to seek recovery for the Excess Incentive Compensation, the Company shall have authority to determine the appropriate means of recovering Excess Incentive Compensation based on the particular facts and circumstances, which could include, but is not limited to, the right to demand that the Covered Executive pay or reimburse the Company for any Excess Incentive Compensation paid or awarded during the Recoupment Period.

To the extent the Covered Executive refuses to pay to or reimburse the Company an amount equal to the Excess Incentive Compensation, the Company shall have the right to sue for repayment and/or enforce the Covered Executive’s obligation to make payment through the reduction or cancellation of outstanding and future Incentive Compensation. Without limiting the Company’s rights, to the extent any shares have been issued under vested awards or such shares have been sold by the Covered Executive, the Company shall have the right to cancel any other outstanding awards offset against other payments or forfeit deferred compensation (subject to compliance with Section 409A of the Internal Revenue Code), in each case with a value equivalent to the Excess Incentive Compensation and as determined by the Committee.

Subject to any limitations under applicable law, the Committee may authorize any officer or employee of the Company to take actions necessary or appropriate to carry out the purpose and intent of this Policy, provided that no such authorization shall relate to any recovery under this Policy that involves such officer or employee.

6.Application of Policy. This Policy applies to all Incentive Compensation received during the Recoupment Period by a person (a) after beginning service as a Covered Executive, (b) who served as a Covered Executive at any time during the performance period for that Incentive Compensation and (c) while the Company has a class of securities listed on the New York Stock Exchange (“NYSE”) or another national securities exchange or association. This Policy may therefore apply to a Covered Executive even after that person that is no longer a Company employee or a Covered Executive at the time of recovery.

7.Exceptions. The Company is not required to recover Excess Incentive Compensation pursuant to this Policy to the extent the Committee makes a determination that recovery would be impracticable for one of the following reasons (and the applicable procedural requirements are met):

(a)after making a reasonable and documented attempt to recover the Excess Incentive Compensation, which documentation will be provided to NYSE to the extent required, the Committee determines that the direct expenses that would be paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered;

(b)based on a legal opinion of counsel acceptable to the NYSE, the Committee determines that recovery would violate a home country law adopted prior to November 28, 2022; or

(c)the Committee determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

8.No Indemnification or Advancement of Legal Fees. Notwithstanding the terms of any indemnification agreement, insurance policy, contractual arrangement, the governing documents of the Company or other document or arrangement, the Company shall not indemnify any Covered Executive against,

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provide advancement of expenses for or pay the premiums for any insurance policy to cover, any amounts recovered under this Policy or any expenses that a Covered Executive incurs in opposing Company efforts to recoup amounts pursuant to the Policy.

9.Amendment. The Policy may be amended by the Board or the Committee from time to time.

10.Required Policy-Related Disclosure and Filings. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by U.S. Securities and Exchange Commission filings. A copy of this Policy and any amendments hereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

11.Non-Exclusivity. Nothing in this Policy shall be viewed as limiting the right of the Company or the Committee to pursue recoupment or other remedies under or as provided by the Company’s plans, awards or employment agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 10D of the Act, or Section 304 of the Sarbanes-Oxley Act of 2002), or stock exchange listing requirement (and any future policy adopted by the Company pursuant to any such law, rule, regulation or requirement).

12.Effective Date. This Policy shall apply to any Incentive Compensation received on or after October 2, 2023.

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PARK HOTELS & RESORTS INC. FORM OF ACKNOWLEDGMENT

I hereby acknowledge that I have read and understand the Park Hotels & Resorts Inc. Incentive Compensation Clawback Policy (the “Policy”) adopted by Park Hotels & Resorts Inc. (the “Company”), consent and agree to abide by its provisions, including, without limitation, by returning any Excess Incentive Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy, and acknowledge that, notwithstanding any indemnification agreement or other arrangement between the Company and me, the Company shall not indemnify me against, provide advancement of expenses for or pay the premiums for any insurance policy to cover, losses incurred under the Policy.